Exhibit 2(a)

                            STOCK PURCHASE AGREEMENT


                  AGREEMENT, dated as of November 1, 1996, is entered into by and between NATIONSBANK, N.A., a National banking association ("Buyer") and NATIONSBANK, N.A. (SOUTH), a national banking association ("Seller").

                  WHEREAS, Seller is the record and beneficial owner of 27,895 Class A shares of beneficial interest, $1.00 par value per share, of Main Place Real Estate Investment Trust (the "Trust"), a Maryland real estate investment trust (the "Class A Shares");

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Class A Shares on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

                  1. Purchase and Sale of Shares.

         Seller hereby sells, assigns and transfers to Buyer, and Buyer hereby purchases from Seller, the Class A Shares at a purchase price of $108,967.22 per share, for an aggregate consideration of $3,039,640,652.53. Concurrently with the execution of this agreement, Seller is delivering to Buyer a share certificate representing the Class A Shares, duly endorsed in blank or accompanied by proper instruments of transfer duly signed by Seller in blank and accompanied by necessary transfer tax stamps or funds therefor, against payment of such consideration by delivery to Seller of $3,039,640,652.53.

                  2. Representations and Warranties of Seller. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller represents and warrants to Buyer as follows:

                    (a) Seller is the beneficial and record owner of the Class A Shares and has valid and marketable title to the Class A Shares, free and clear of any lien, pledge and encumbrance or any claim of any third party.

                    (b) Upon delivery of the share certificate representing the Class A Shares in accordance with the terms hereof, valid and marketable title to the Class A Shares will pass to Buyer free and clear of any lien, pledge and encumbrance or any claim of any third party.

                    (c) Seller has full legal right, power and authority, and all approvals required by law, to enter into this Agreement, to sell, assign, transfer and deliver the Class A Shares in the manner provided in this Agreement and to perform all of its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

                    (d) Seller has had full access to any and all information relating to Buyer, and has had the opportunity to learn of all the developments in Buyer, its business and its affairs, and has made such investigation of and has had access to any and all information relating to the Buyer as Seller has deemed necessary or appropriate for entering into this Agreement and carrying out the transactions contemplated hereby.

                  3. Representations and Warranties of the Buyer. As a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Seller as follows:

                    (a) Buyer has full legal right, power and authority, and all approvals required by law, to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

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                  (b) This Agreement constitutes a legal, valid and binding
obligation of Buyer enforceable in accordance with its terms.

                  (c) Buyer is acquiring the Class A Shares of the Trust for its own account, for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof, except in conformity with the Securities Act. Buyer understands and acknowledges that the Class A Shares of the Trust are not registered under the Securities Act and will not be transferable except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the SEC to the effect that a proposed transfer of the Class A Shares may be made without registration under the Securities Act or (iv) pursuant to an opinion of counsel for or reasonably acceptable to the Trust to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws.

         4. Share Legend. Buyer understands that all Class A Shares of the Trust sold in connection with this Agreement will bear the following legend:

                  "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144A under the Act. The Shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Trust."

         5. Miscellaneous.

                    (c) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

                    (d) The representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and remain in full force and effect, notwithstanding any investigation at any time made by or on behalf of the parties.

                    (e) All questions concerning the construction, validity and interpretation of this Agreement and the performance of obligations hereunder will be governed by the internal laws, not the laws of conflicts, of the State of New York.

                    (f) This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

                    (g) This Agreement may be signed in any number of counterparts, each of which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, Buyer and Seller have duly executed this
Agreement as of the date first above written.


                                              NATIONSBANK, N.A.



                                              By: /s/    Gary S. Williams.
                                                 --------------------------
                                                 Name:  Gary S. Williams
                                                 Title:  Senior Vice President


                                              NATIONSBANK, N.A. (SOUTH)



                                               By: /s/    Gary S. Williams.
                                               -----------------------------
                                                  Name:  Gary S. Williams
                                                  Title:  Senior Vice President

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